                                                                    Exhibit 12.1
                             Weeks Corporation/1/
                      Ratio Of Earnings To Fixed Charges
                                (in thousands)

                                        Weeks Group                                        Weeks Corporation
                            ------------------------------------    ----------------------------------------------------------------
                            Year Ended Dec. 31,   Jan. 1, 1994      Aug. 24, 1994                                       Six Months
                            --------------------       To                To           Year Ended       Year Ended         Ended
                               1992      1993     Aug. 23, 1994     Dec. 31, 1994    Dec. 31, 1995    Dec. 31, 1996    Jun. 30, 1997
                            ------------------------------------    ----------------------------------------------------------------

Earnings Computation
------------------------
Net income (Loss)             ($1,394)      $998           $516             $798          $8,426          $12,745          $8,906

Extraordinary Loss                  -          -              -            1,993               -                -               -

Minority Interests                  -          -              -              943           2,681            3,064           2,850
                            ------------------------------------    ----------------------------------------------------------------

Income (Loss) Before
 Minority Interests            (1,394)       998            516            3,734          11,107           15,809          11,756

Add:
  Interest Expense             10,635     10,254          6,682            1,958           8,106           11,779           9,554
  Amortization Of Deferred
   Financing Costs                363        372            322              252             691              864             452
                            ------------------------------------    ----------------------------------------------------------------
Earnings For Purposes
 Of Computation                $9,604    $11,624         $7,520           $5,944         $19,904          $28,452         $21,762
                            ------------------------------------    ----------------------------------------------------------------

Fixed Charges Computation
--------------------------

Interest Expense              $10,635    $10,254         $6,682           $1,958          $8,106          $11,779          $9,554

Capitalized Interest              157         70             89                -           1,198            2,358           2,222

Amortization Of Deferred
 Financing Costs                  363        372            322              252             691              864             452
                            ------------------------------------    ----------------------------------------------------------------
Fixed Charges for Purposes
 Of Computation               $11,155    $10,696         $7,093           $2,210          $9,995          $15,001         $12,228
                            ------------------------------------    ----------------------------------------------------------------

Ratio Of Earnings To
 Fixed Charges                   0.86       1.09           1.06             2.69            1.99             1.90            1.78
                            ====================================    ================================================================

/1/ The ratio of earnings to fixed charges for Weeks Realty, L.P. is identical to that of Weeks Corporation.